INVESTMENT ADVISORY AGREEMENT
CONCORDE WEALTH MANAGEMENT FUND
THIS INVESTMENT ADVISORY AGREEMENT (“Agreement”), made this 22nd day of July, 2016, between CONCORDE FUNDS, INC., a Texas corporation (the “Company”), and CONCORDE FINANCIAL CORPORATION, a Texas corporation (the “Adviser”).
W I T N E S S E T H :
WHEREAS, the Company is currently registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company that is authorized to issue multiple series, one of which is CONCORDE WEALTH MANAGEMENT FUND (the “Fund”); and
WHEREAS, the Company desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, as the investment adviser for the Fund.
NOW, THEREFORE, the Company and the Adviser do mutually promise and agree as follows:
1.     Employment.  The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund and to administer its business and administrative operations, subject to the direction of the Board of Directors of the Company (the “Board of Directors”) and the officers of the Company, for the period and on the terms set forth in this Agreement.  The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.
2.     Authority of the Adviser.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.  However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Company, but without compensation or reimbursement of expenses for such services from the Company.  Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, as amended, restated or supplemented, or any applicable statute or regulation, or to relieve or deprive the Board of Directors of its responsibility for and control of the affairs of the Fund.
3.     Obligations of and Services to be Provided by the Adviser.  The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:
A.      Management and Administrative Services.
(1) The Adviser shall furnish to the Company adequate office space, which may be space within the offices of the Adviser or in such other place as may be agreed upon from time to time, and all office furnishings, facilities and equipment as may be reasonably required for performing services relating to advisory, research, asset allocation, portfolio manager selection and evaluation activities and otherwise managing and administering the business and operations of the Fund.

(2) The Adviser shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 3(A)(1) and shall bear the expense of providing such services, except as provided in Section 4 of this Agreement.  The Adviser shall also compensate all officers and employees of the Company who are officers or employees of the Adviser or its affiliated companies.
B.       Investment Management Services.
(1) The Adviser shall, subject to and in accordance with the investment objective and policies of the Fund and any directions which the Board of Directors may issue to the Adviser, have overall responsibility for the general management and investment of the assets and securities portfolios of the Fund.
(2) Subject to the control and supervision of the Board of Directors, the Adviser shall have full investment discretion for the Fund and shall make all determinations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities with those assets, and such steps as may be necessary to implement its decision.
(3) The Adviser shall render to the Board of Directors such periodic reports concerning the business and investments of the Fund as the Board of Directors shall reasonably request.
C.       Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.
The Adviser will make available and provide financial, accounting and statistical information required by the Fund for the preparation of registration statements, reports and other documents required by federal and state securities laws, and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.
D.     Provision of Personnel.
The Adviser shall make available its officers and employees to the Board of Directors and officers of the Company for consultation and discussions regarding the administration and management of the Company and its investment activities.
4.     Expenses.  The Adviser shall not be required to pay any expenses of the Fund except as provided herein; provided, however, that if the aggregate annual operating expenses, including the Adviser’s fee but excluding all federal, state and local taxes, acquired fund fees and expenses, interest, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, brokerage commissions and other costs incurred in connection with the purchase or sale of portfolio securities and extraordinary items, in any year exceed that percentage of the average net assets of the Fund for such year, as determined by valuations made as of the close of each business day of the year, which is stated in the Fund’s then current prospectus as the maximum percentage which may be borne by the Fund without the Adviser being required to make reimbursements to the Fund, then the Adviser’s fee shall be reduced as hereinafter provided.  The expenses of the Fund’s operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not officers of the Company, the costs of preparing and printing registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, payments made pursuant to the Fund’s Service and Distribution Plan, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund’s assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

The Company shall monitor the expense ratio of the Fund on a monthly basis.  If the accrued amount of the expenses of the Fund exceeds the expense limitation established in the Fund’s then current prospectus, the Company shall create an account receivable from the Adviser in the amount of such excess.  In such a situation the monthly payment of the Adviser’s fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Company’s fiscal year if accrued expenses thereafter fall below the expense limitation.
5.  Compensation of the Adviser.  For the services and facilities to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Company, through and on behalf of the Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average daily net assets of the Fund, as determined by valuations made as of the close of each business day of the month.  The advisory fee shall be 1/12 of 0.80% of the average daily net assets of the Fund.  For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average daily net assets on the business days during which it is so in effect.
6.  Ownership of Shares of the Fund.  The Adviser shall not take an ownership position in the Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.
7.  Exclusivity.  The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.
8.  Liability.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

9.  Brokerage Commissions.  The Adviser, subject to the control and direction of the Board of Directors, and the Portfolio Manager, subject to the control and direction of the Board of Directors and the Adviser, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed.  The Adviser or the Portfolio Manager may cause the Fund to pay a broker‑dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”), to the Adviser or the Portfolio Manager a commission for effecting a securities transaction in excess of the amount another broker‑dealer would have charged for effecting such transaction, if the Adviser or the Portfolio Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker‑dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).  The Adviser shall provide such reports as the Board of Directors may reasonably request with respect to each Fund’s total brokerage and the manner in which that brokerage was allocated.
10.  Code of Ethics.  The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Company with a copy of the code of ethics and evidence of its adoption.  Upon the written request of the Company, the Adviser shall permit the Company to examine the reports required to be made by the Adviser pursuant to Rule 17j-1(c)(1).
11.  Amendments.  This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Directors in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.
12.  Termination.  This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days’ written notice to the Adviser.  This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days’ written notice to the Company.  This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act).  Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for an initial period beginning as of the date hereof and ending on the day immediately preceding the second anniversary of the date of this Agreement July 22, 2018 and indefinitely thereafter, but only so long as the continuance after such initial period is specifically approved annually by (i) the Board of Directors or by the vote of the majority of the outstanding voting securities of the Company, as defined in the Act, and (ii) the Board of Directors in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.
13.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas (without giving effect to the conflicts of laws principles thereof) and the Act.  To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the Act, the latter shall control.
14.  Other Activities of Adviser.  The services of the Adviser to the Company hereunder are not to be deemed to be exclusive, and the Adviser and its affiliates are free to render services to other parties.  It is understood that directors, officers and shareholders of the Company are or may become interested in the Adviser as directors, officers and shareholders of the Adviser, that directors, officers, employees and shareholders of the Adviser are or may become similarly interested in the Company, and that the Advsier may become interested in the Company as a shareholder or otherwise.
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[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.
CONCORDE FINANCIAL CORPORATION
(the “Adviser”)

By: /s/ Gary B. Wood
Gary B. Wood, Ph.D.
President, Secretary and Treasurer

CONCORDE FUNDS, INC.
(the “Company”)

By: /s/ Gregory B. Wood
Gregory B. Wood
Treasurer and Chief Compliance Officer